EXHIBIT 5.1

                          OPINION OF VENTURE LAW GROUP,
                           A PROFESSIONAL CORPORATION




November 26, 1997


Connetics Corporation
3400 West Bayshore Road
Palo Alto, CA  94303

         Registration Statement on Form S-1

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission on or about November 26, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,750,000 shares of your Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and we are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

         It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                                      Sincerely,

                                                      VENTURE LAW GROUP
                                                      A Professional Corporation


                                                      /s/ Venture Law Group
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